Exhibit 99.1
NEWS RELEASE

For Immediate Release (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer
Giga-tronics Announces New Vice President of Sales and Marketing
San Ramon, CA — (BUSINESS WIRE) — October 19, 2007 — Giga-tronics Incorporated (NASDAQ: GIGA) reported today that Rodrick Cross has joined Giga-tronics Incorporated as the Vice President of Sales and Marketing on October 15th, 2007.
     Mr. Cross has over 25 years of sales and marketing experience in high technology manufacturing companies, both large and small. Most recently, he was the Vice President of Worldwide Sales, Marketing, Business Development and Technical Support at World Energy Labs, Inc., a startup provider of software and instrumentation for the battery and fuel-cell industries. Prior to that, he was the Vice President of Worldwide Marketing, Sales and Business Development for Sony Material Research Group, a $60M division of The Sony Corporation. Mr. Cross began his career at Hewlett Packard/Agilent Technologies where he spent 15 years in various sales and marketing positions with assignments in Asia and Japan, with his final position as the Strategic Alliance Marketing Manager for Hewlett Packard/Agilent’s optical business.
     “We are most fortunate to have someone like Rod join our team with his combination of sales and marketing background at both large and small organizations along with his experience in the microwave test and measurement industry”, said John R. Regazzi, Chief Executive Officer of Giga-tronics. Mr. Regazzi added, “Rod has built business and technical sales organizations at small startup operations and at large Fortune 500 companies such as Sony and HP/Agilent. His skills and experience are a good match to help us address the many growth opportunities we face.”
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.